Exhibit 99.1

PRESS RELEASE

Release Date: August 8, 2007

For Further Information:	Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Corporate Secretary 443-265-5570 E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES THE ADOPTION OF A STOCK REPURCHASE PROGRAM.

BEL AIR, MD. - August 8, 2007 - SFSB,INC. (OTCBB: SFBI) today announced that on August 6, 2007, its Board of Directors approved the repurchase of up to 5% of the Company’s outstanding common stock, or approximately 62,334 shares, held by persons other than Slavie Bancorp, MHC.  This is in addition to the Board’s previous authorizations to repurchase common stock, including its authorization in May 2006 under which the Company is still authorized to repurchase an additional 10,395 shares of its common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be in treasury and shall be used to fund grants of shares of common stock pursuant to the Company’s Recognition and Retention Plan. There is no guarantee as to exact number of shares to be repurchased by SFSB, Inc.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 107 year old federally chartered, FDIC-insured thrift serving the Baltimore Metropolitan area and surrounding counties in Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.